                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                NGC Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

[LOGO                           NGC CORPORATION
APPEARS                   1000 LOUISIANA, SUITE 5800
 HERE]                       HOUSTON, TEXAS  77002



                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD FRIDAY, MAY 22, 1998



To The Stockholders:

          The 1998 Annual Meeting of Stockholders (the "Annual Meeting") of NGC Corporation (the "Company" or "NGC") will be held on Friday, May 22, 1998 at 10:00 a.m., local time, at the Hyatt Regency Hotel, Imperial Ballroom, 1200 Louisiana, Houston, Texas 77002, for the following purposes:

          1. To elect thirteen directors to serve until the 1999 Annual Meeting of Stockholders;

          2. To ratify the selection of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 1998; and

          3. To transact such other business as may properly come before such meeting or any adjournment(s) or postponement(s) thereof.

          The close of business on March 25, 1998, has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof.

          You are cordially invited to attend the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE ASK THAT YOU SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A SELF-ADDRESSED, POST-PAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                                    By Order of the Board of Directors,


                                    Kenneth E. Randolph
                                    Secretary

March 30, 1998

                                NGC CORPORATION
                          1000 LOUISIANA, SUITE 5800
                             HOUSTON, TEXAS  77002
                                (713) 507-6400
                            _______________________

                                PROXY STATEMENT
                           ________________________

                              GENERAL INFORMATION

     The enclosed proxy is solicited by and on behalf of the Board of Directors of the Company (the "Board of Directors" or the "Board") for use at the Annual Meeting to be held on Friday, May 22, 1998 at 10:00 a.m., local time, at the Hyatt Regency Hotel, Imperial Ballroom, 1200 Louisiana, Houston, Texas 77002, or at any adjournment(s) or postponement(s) thereof. This Proxy Statement, the Notice of Annual Meeting, the proxy card, and the Company's Annual Report to Stockholders for the year-ended December 31, 1997, including financial statements, will be first sent or given to the Company's stockholders on or about April 3, 1998. The Annual Report does not constitute a part of the proxy soliciting material.

QUORUM AND VOTE REQUIRED

     The presence of a majority of the shares of the common stock, par value $0.01 per share, of the Company ("Common Stock"), represented in person or by proxy at the Annual Meeting will constitute a quorum. Under Delaware law, the total votes received, including abstentions, would be counted in determining the number of shares present at a meeting. Thus, shares represented by proxies that are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum on all matters. Also, proxies relating to "street name" shares that are voted by brokers on only one of the proposals will nevertheless be treated as shares present for purposes of determining the presence of a quorum on all matters. A "broker non-vote" occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item.

     ELECTION OF DIRECTORS. A plurality of votes cast in person or by proxy by the holders of Common Stock is required to elect a director. Accordingly, under Delaware law and the Company's Certificate of Incorporation and Bylaws, abstentions and broker non-votes would have no effect on the election of directors. Stockholders may not cumulate their votes in the election of directors.

     RATIFICATION OF AUDITORS. Ratification of the selection of auditors requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law, an abstention would have the same legal effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved.

NO APPRAISAL RIGHTS

     Under applicable Delaware law, none of the holders of Common Stock have appraisal rights in connection with any proposal to be acted upon at the Annual Meeting.

RECORD DATE AND OUTSTANDING SHARES

     The Board of Directors has fixed the close of business on March 25, 1998, as the record date ("Record Date") for determining holders of outstanding shares of Common Stock entitled to notice of and to vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof. As of the Record Date, there were outstanding 151,524,970 shares of Common Stock, each share of which is entitled to one vote. Common Stock is the only class of outstanding securities of the Company entitled to notice of and to vote at the Annual Meeting.

SOLICITATION OF PROXIES

     The cost of soliciting proxies will be borne by the Company. Proxies may be solicited by mail, telecopy, telegraph or telex, or by directors, officers or regular employees of the Company, in person or by telephone. The Company has retained ChaseMellon Shareholder Services, L.L.C. to assist in the solicitation of proxies for a fee of approximately $2,750. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of Common Stock.

     Questions concerning the proposals to be acted upon at the Annual Meeting should be directed to the Company's Secretary at (713) 507-6400. Additional copies of this Proxy Statement or the proxy card may be obtained from the Company's Secretary at its principal office. The mailing address of the Company's principal executive office is 1000 Louisiana, Suite 5800, Houston, Texas 77002.

REVOCATION OF PROXIES

     The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy by (i) the execution and submission of a revised proxy, (ii) by written notice to the Secretary of the Company, or
(iii) by voting in person at the Annual Meeting. In the absence of such revocation, shares represented by proxies will be voted at the Annual Meeting.

VOTING OF PROXIES

     The persons named as proxies on the proxy card accompanying this Proxy Statement were designated by the Board of Directors. Any proxy given pursuant to such solicitation and received in time for the Annual Meeting will be voted as specified in such proxy. Unless otherwise instructed or unless authority to vote is withheld, proxies will be voted FOR the election of the nominees to the Board of Directors, FOR ratification of the engagement of Arthur

Andersen LLP, and in accordance with the judgment of the persons named in the proxy on such other matters as may properly come before such meeting or any adjournment(s) or postponement(s) thereof.

FORM 10-K

     Stockholders may obtain, without charge, a copy of the Company's 1997 Annual Report on Form 10-K as filed with the Securities and Exchange Commission. For copies, please contact the Investor Relations Department at the Company's principal executive office address: NGC Corporation, 1000 Louisiana, Suite 5800, Houston, Texas 77002.


DATED:  March 30, 1998

                            PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of Common Stock as of March 25, 1998, by (i) each person who is known by the Company to own beneficially 5% or more of Common Stock, (ii) each director or nominee for director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table, and (iv) all directors and executive officers of the Company as a group. Share amounts and percentages shown for each individual or group in the table are adjusted to give effect to the exercise of all options and warrants exercisable by such individual or group within 60 days of March 25, 1998.

                                   NUMBER OF SHARES/(1)/  PERCENT OF CLASS/(2)/
                                   ----------------       ----------------


BG Holdings, Inc./(3)/..............   38,789,876                  25.8
 5444 Westheimer
 Houston, Texas  77056

BG plc /(3)(4)/.....................   38,789,876                  25.8
 100 Thames Valley Park Drive
 Reading
 Berkshire RG6 1PT

NOVA Gas Services (U.S.) Inc./(3)/..   38,789,876                  25.8
 690 Mechanic Street
 Leominster, Massachusetts  01453

NOVA Corporation/(3)(5)/............   38,789,876                  25.8
 801 Seventh Avenue, S.W.
 Calgary, Alberta  T2P 2N6

Chevron U.S.A. Inc./(3)(6)/.........   38,789,876                  25.8
 1301 McKinney
 Houston, Texas  77010

Chevron Corporation/(3)(6)(7)/......   38,789,876                  25.8
 575 Market Street
 San Francisco, California  94104

C.L. Watson/(8)/....................    8,944,822                   5.8
 1000 Louisiana, Suite 5800
 Houston, Texas  77002

Thomas M. Matthews/(9)/.............        1,000                     *

Stephen W. Bergstrom/(10)/..........    2,196,991                   1.4

John U. Clarke/(9)/.................        3,000                     *

Kenneth E. Randolph/(11)/...........    1,184,003                     *

Stephen J. Brandon..................          ___                   ___

                                   NUMBER OF SHARES/(1)/  PERCENT OF CLASS/(2)/
                                   ----------------       ----------------

Frank J. Chapman....................          ___                   ___

Paul Nicholas Woollacott............          ___                   ___

Jeffrey M. Lipton/(12)/.............        7,263                     *

Jack S. Mustoe......................          ___                   ___

A. Terence Poole....................        3,023                     *

Darald W. Callahan..................          ___                   ___

Peter J. Robertson...................         ___                   ___

Patricia A. Woertz...................         ___                   ___

Daniel L. Dienstbier.................       8,520                     *

J. Otis Winters/(13)/................      13,034                     *

Executive Officers and Directors of
the Company as a Group (19
persons)/(8)(9)(10)(11)(12)(13)/....   12,402,319                   8.1

_________________________________

*  Less than 1%.

(1) Unless otherwise noted, each of the persons has sole voting and investment power with respect to the shares reported.

(2)  Based upon 151,524,970 shares of Common Stock outstanding at March 25,
     1998.

(3) BG Holdings, Inc. ("BG Holding"), NOVA Gas Services (U.S.) Inc. ("NOVA Gas"), and Chevron U.S.A. Inc. ("Chevron") are parties to the NGC Stockholders Agreement (defined herein), which provides that, among other things, the parties thereto will vote their Common Stock, subject to certain conditions, to elect as the thirteen directors of NGC, three designees of BG Holding, three designees of NOVA Gas, three designees of Chevron, two officers of NGC nominated by the Board and two independent directors nominated by the Board. Approximately 76.8%, or 116,369,628 shares of Common Stock are subject to the NGC Stockholders Agreement. See "-Proposal 1 - Election of Directors - Stockholders Agreement."

(4) BG plc, through subsidiaries, indirectly owns 100% of the capital stock of BG Holding. Consequently, BG plc may be deemed to beneficially own all of the shares of Common Stock owned of record by BG Holding.

(5) NOVA Corporation ("NOVA"), through subsidiaries, indirectly owns 100% of the capital stock of NOVA Gas. Consequently, NOVA may be deemed to beneficially own all of the shares of Common Stock owned of record by NOVA Gas.

(6) Excludes 7,815,363 shares of NGC Series A Participating Preferred Stock ("Preferred Stock") held of record by Chevron. Each share of Preferred Stock may be converted into one share of Common Stock at the option of Chevron upon the occurrence of certain events or automatically upon the sale by Chevron to a non-affiliate.

(7) Chevron Corporation beneficially owns 100% of the capital stock of Chevron. Consequently, Chevron Corporation may be deemed to beneficially own all of the shares of Common Stock and Preferred Stock owned of record by Chevron.

(8) Includes 7,083,531 shares held of record by Wincrest Ventures L.P., a limited partnership, of which Mr. Watson and his wife are the sole shareholders of the corporate general partner and of which his wife and certain trusts (the "Trusts") established by Mr. Watson for the benefit of his three minor children, of which Mr. Watson or his wife are the sole trustees, and a corporation, of which Mr. Watson and the Trusts are the sole shareholders, are the sole limited partners (the "Family Limited Partnership"). Mr. Watson may be deemed to beneficially own all of the shares of Common Stock held by the Family Limited Partnership. The number of shares also includes 85,326 shares of Common Stock that are owned by certain trusts established by Mr. Watson for the benefit of his wife, his three minor children and himself. Mr. Watson is the sole trustee of these trusts. Mr. Watson may be deemed to beneficially own all of the shares of Common Stock held by such trusts. Also includes 1,775,965 shares of Common Stock issuable upon the exercise of employee stock options held by Mr. Watson that are exercisable within 60 days of March 25, 1998. The number of shares does not include approximately 2,127 shares of Common Stock held by the Trustee of the NGC Corporation Profit Sharing/401(k) Savings Plan (the "401(k) Plan") as of December 31, 1997, for the account of Mr. Watson. Participants in the 401(k) Plan have no voting or investment power with respect to such shares until their distribution to such participants upon termination of their employment. In addition, participants may elect to take cash in lieu of shares of Common Stock upon termination of their employment.

(9) The number of shares does not include approximately 646 and 401 shares, respectively, of Common Stock held by the Trustee of the 401(k) Plan as of December 31, 1997, for the accounts of Messrs. Matthews and Clarke, respectively. Participants in the 401(k) Plan have no voting or investment power with respect to such shares until their distribution to such participants upon termination of their employment. In addition, participants may elect to take cash in lieu of shares of Common Stock upon termination of their employment.

(10) Includes 580,563 shares of Common Stock that is owned by trusts established by Mr. Bergstrom for the benefit of his two minor children. Mr. Bergstrom's father is the sole trustee of such trusts. Mr. Bergstrom disclaims beneficial ownership of all of the shares of Common Stock held by such trusts. Also includes 16,760 shares of Common Stock issuable upon the exercise of employee stock options held by Mr. Bergstrom that are exercisable within 60 days of March 25, 1998. The number of shares does not include approximately 2,357 shares of Common Stock held by the Trustee of the Company's 401(k) Plan as of December 31, 1997 for the account of Mr. Bergstrom. Participants in the 401(k) Plan have no voting or investment power with respect to such shares until their distribution to such participants upon termination of their employment. In addition, participants may elect to take cash in lieu of shares of Common Stock upon their termination of employment.

(11) Includes 26,776 shares of Common Stock issuable upon the exercise of employee stock options held by Mr. Randolph that are exercisable within 60 days of March 25, 1998. The number of shares does not include approximately 2,175 shares of Common Stock held by the Trustee of the Company's 401(k) Plan as of December 31, 1997 for the account of Mr. Randolph. Participants in the 401(k) Plan have no voting or investment power with respect to such shares until their distribution to such participants upon termination of their employment. In addition, participants may elect to take cash in lieu of shares of Common Stock upon termination of their employment.

(12) Includes 800 shares of Common Stock owned by Mr. Lipton's wife.

(13) Includes 6,806 shares of Common Stock held by Mr. Winters and 6,228 shares issuable to Mr. Winters upon the exercise of an immediately exercisable warrant.

                                  PROPOSAL 1
                             ELECTION OF DIRECTORS

     Thirteen directors are to be elected at the Annual Meeting. A plurality of the votes cast in person or by proxy by the holders of Common Stock is required to elect a director. Accordingly, under Delaware law and the Company's Certificate of Incorporation and Bylaws, abstentions and broker non-votes would have no effect on the election of directors. Stockholders may not cumulate their votes in the election of directors.

     Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted FOR the election of the nominees listed below. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed proxy will vote for the election of such other person(s) as may be nominated by the Board of Directors.

     Certain stockholders of the Company are parties to a Stockholders Agreement entered into in connection with the Chevron Combination (defined herein) that contains certain provisions with respect to the designation and election of directors. See "-Stockholders Agreement."

     All of the thirteen nominees for director are currently directors of the Company. The following table sets forth information regarding the names, ages and principal occupations of the current directors and/or nominees, other directorships held by them in certain companies and, if applicable, the length of their continuous service as a director of the Company.

                                  PRINCIPAL OCCUPATION
DIRECTORS AND/OR NOMINEES          AND DIRECTORSHIPS                          AGE AS OF 4/1/98                DIRECTOR SINCE
C.L. Watson                  Chairman of the Board and Chief Executive              48                             1995
                             Officer of NGC; Director of Baker Hughes
                             Incorporated

Thomas M. Matthews           President of NGC                                       54                             1997

Stephen W. Bergstrom (1)     Senior Vice President of NGC and                       40                             1995
                             President and Chief Operating Officer of
                             Natural Gas Clearinghouse

Stephen J. Brandon           Executive Director of BG plc                           50                             1996

Frank J. Chapman             Managing Director, Exploration and                     44                             1998
                             Production, of BG plc

Paul Nicholas Woollacott     Managing Director, Europe and North                    50                             1996
                             America, of BG plc

Jeffrey M. Lipton            President of NOVA; Director of NOVA,                   55                             1995
                             NOVA Gas Transmission, Ltd. and
                             Methanex Corporation

Jack S. Mustoe               Senior Vice President, General Counsel and             50                             1998
                             Corporate Environmental Officer of NOVA

A. Terence Poole             Senior Vice President and Chief Financial              55                             1996
                             Officer of NOVA; Director of Methanex
                             Corporation

Darald W. Callahan           Senior Vice President of Chevron Chemical              55                             1996
                             Company

Peter J. Robertson           Vice President of Chevron Corporation and              51                             1996
                             President of Chevron U.S.A. Production Company

Patricia A. Woertz           President of Chevron International Oil                 45                             1998
                             Company and Vice President of Logistics
                             and Trading of Chevron Products Company

Daniel L. Dienstbier         Private Investments                                    57                             1995

J. Otis Winters              Chairman, PWS Group, Inc. (consulting                  65                             1993
                             firm); Director of Walden Residential
                             Properties, Inc. and AMX Corporation

-----------------------------

(1) Mr. Bergstrom is an Advisory Director. The Company's Bylaws provide for an Advisory Director who is entitled to attend all meetings of the Board but may not vote on any matters before the Board.

     In addition to the principal occupations and directorships of the directors described above, the named nominees were engaged or are engaged (as applicable) in the past five years in the principal occupations set forth below.

     C.L. WATSON serves as Chairman of the Board, Chief Executive Officer and a Director of NGC. He also served as President of NGC from March 1995 to December 1996. Mr. Watson served as Chairman and as a member of the Natural Gas Clearinghouse ("Clearinghouse") Management Committee from May 1989 through March 1995, and as Chief Executive Officer and President of Clearinghouse from September 1985 through March 1995. Mr. Watson also serves as a member of the Board of Directors of Baker Hughes Incorporated.

     THOMAS M. MATTHEWS joined the Company in December 1996 as President of NGC. Prior to his employment with NGC, Mr. Matthews was President and Chief Executive Officer of Texaco Natural Gas from January 1996 through November 1996 and a Vice President of Texaco, Inc. from November 1993 through November 1996. Mr. Matthews also served as President of Texaco Refining and Marketing, Inc. from December 1993 through December 1995. He joined Texaco U.S.A. as Vice President-Gas in 1989. Prior to joining Texaco, Mr. Matthews spent eight years with Tenneco as President of Tennessee Gas Pipeline Company and Executive Vice President of Tenneco Gas, and also sixteen years with Exxon in various domestic and international engineering, management and executive positions, having last served as Vice President, Exxon Gas.

     STEPHEN W. BERGSTROM serves as Senior Vice President and as an Advisory Director of NGC, and as President and Chief Operating Officer of Clearinghouse. He served as a Director of NGC from March 1995 to May 1997. He served as Executive Vice President of Clearinghouse and a member of the Clearinghouse Management Committee from May 1989 through March 1995. In addition, Mr. Bergstrom served as Senior Vice President, Gas Marketing and Supply, of Clearinghouse from May 1987 through May 1990, and as Vice President, Gas Supply, of Clearinghouse from July 1986 through May 1987. Prior to his employment with Clearinghouse, Mr. Bergstrom served as Vice President, Gas Supply, of Enron Gas Marketing, a subsidiary of Enron Corporation.

     STEPHEN J. BRANDON has served as Executive Director of BG plc since February 1997. He also held the same position at British Gas plc (a predecessor of BG plc) from August 1995 through February 1997. From 1987 through July 1995, Mr. Brandon was employed by General Electric Company where he served as Vice President responsible for Southeast Asian operations from 1993 through July 1995.

     FRANK J. CHAPMAN has served as Managing Director, Exploration and Production, of BG plc since November 1996. Prior to joining BG plc in 1996, Mr. Chapman spent eighteen years with Shell Corporation in various engineering and management positions, having last served as General Manager responsible for Shell U.K.'s Central North Sea interests.

     PAUL NICHOLAS WOOLLACOTT has served as Managing Director, Europe and North America, of BG plc since July 1997. He served as Managing Director, Power Generation and Investment, of BG plc from February 1997 through June 1997. Mr. Woollacott also held the same position at British Gas plc (a predecessor of BG plc) from October 1994 to February 1997. From January 1992 through September 1994, Mr. Woollacott was employed by Southern Electric plc where he served as Chief Executive Officer of Southern Electric Power Generation.

     JEFFREY M. LIPTON has served as President of NOVA from September 1994 to the present, as Senior Vice President and Chief Financial Officer of NOVA from February 1994 to September 1994 and as Senior Vice President of Novacor Chemicals Inc., an indirect subsidiary of NOVA, from December 1993 to February 1994. Prior to joining NOVA in December 1993, Mr. Lipton served as Vice President, Corporate Plans, of E.I. du Pont de Nemours & Co. ("du Pont") from January 1993 to December 1993, and Vice President, Corporate Marketing and Continuous Improvement, of du Pont from October 1990 to January 1993. He also served as a member of the Clearinghouse Management Committee from January 1994 through March 1995.

     JACK S. MUSTOE has served as Senior Vice President, General Counsel and Corporate Environmental Officer of NOVA since October 1994. Mr. Mustoe served as Senior Vice President, General Counsel and Corporate Secretary of NOVA from September 1993 to October 1994 and as Vice President, General Counsel and Corporate Secretary of NOVA from 1988 to September 1993.

     A. TERENCE POOLE has served as Senior Vice President and Chief Financial Officer of NOVA since September 1994. Mr. Poole served as Senior Vice President, Corporate Development and Controller, of NOVA from March 1994 through August 1994, and from September 1993 to March 1994, Mr. Poole held the same position at NOVA Alberta. From 1988 to August 1993, Mr. Poole served as Vice President and Controller of NOVA Alberta.

     DARALD W. CALLAHAN has served as Senior Vice President of Chevron Chemical Company, a subsidiary of Chevron, since October 1991, and served as President of Warren Petroleum Company, an unincorporated division of Chevron, from December 1987 through September 1991. Mr. Callahan has been employed by Chevron Corporation and its affiliates since 1964.

     PETER J. ROBERTSON has served as a Vice President of Chevron Corporation since September 1994, and as President of Chevron U.S.A. Production Company since March 1997. He served as Vice President, Strategic Planning and Quality, of Chevron Corporation from October 1994 through September 1996. Mr. Robertson served as President of Warren from October 1991 through September 1994. Prior thereto, he served as Vice President, Finance, of Chevron U.S.A. from October 1989 through September 1991. Mr. Robertson has been employed by Chevron Corporation and its affiliates since 1973.

     PATRICIA A. WOERTZ has served as President of Chevron International Oil Company and Vice President of Logistics and Trading for Chevron Products Company since January 1996. Ms. Woertz served as President of Chevron Canada Limited from October 1993 through December 1995. Prior thereto, she served as Chevron Corporation's Strategic Planning Manager from 1991 through September 1993. Ms. Woertz has been employed by Chevron Corporation and its predecessors and affiliates since 1977. She also serves on the Board and chairs the

Refining, Marketing and Transportation Committee of the Western States Petroleum Association.

     DANIEL L. DIENSTBIER has over thirty years of experience in the oil and gas industry. He served as President and Chief Operating Officer of American Oil & Gas Corp. from October 1993 through July 1994, President and Chief Operating Officer of Arkla, Inc. from July 1992 through October 1993, and President of Jule, Inc., a private company involved in energy consulting and joint venture investments in the pipeline, gathering and exploration and production industries, from February 1991 through June 1992. Prior thereto, Mr. Dienstbier served as President and Chief Executive Officer of Dyco Petroleum Corp., and Executive Vice President of Diversified Energy from February 1989 through February 1991. In addition, he served as President of the Gas Pipeline Group of Enron Corp. from July 1984 through July 1988. Presently, Mr. Dienstbier is pursuing private investments. Mr. Dienstbier also serves as a member of the board of directors of Lariat Petroleum Incorporated, a privately-held oil and gas exploration company based in Tulsa, Oklahoma. In the past, Mr. Dienstbier has served as a member on the Board of Directors of several public companies, including American Oil & Gas Corp., Arkla, Inc., Enron Corp., and Midwest Resources.

     J. OTIS WINTERS is a co-founder and Chairman of PWS Group, Inc. (formerly known as Pate, Winters & Stone, Inc.), a consulting firm, and has served in such position since 1990. Mr. Winters was formerly Executive Vice President and Director of the Williams Companies, and Executive Vice President and Director of the First National Bank of Tulsa. He has also served as a member of the Board of Directors of several public companies, including, during 1997, the Board of Directors of Liberty Bancorp, Inc.

     The Board of Directors recommends that stockholders vote "FOR" the election of the nominees to the Board of Directors.

STOCKHOLDERS AGREEMENT

     On August 31, 1996, NGC and Chevron consummated a strategic combination of NGC with substantially all of Chevron's midstream assets, and entered into certain strategic alliances (the "Chevron Combination"). In connection with the Chevron Combination, BG Holding, NOVA Gas and Chevron entered into a Stockholders Agreement effective August 31, 1996 (the "NGC Stockholders Agreement"). The parties to the NGC Stockholders Agreement have agreed to vote their Common Stock, subject to certain conditions, to cause the Board of Directors to consist of thirteen directors to be nominated as follows: (i) each of the BG Group, NOVA Group and Chevron Group (as such terms are defined in the NGC Stockholders Agreement) may nominate: (A) three directors as long as it remains a Class A Group (as defined below); (B) two directors as long as it remains a Class B Group (as defined below); and (C) one director as long as it remains a Class C Group (as defined below); (ii) two members shall be officers of NGC nominated by the Board of Directors; (iii) two members shall be independent directors nominated by the Board of Directors; and (iv) all other members, if any, shall be nominated and elected in accordance with applicable law.

     Pursuant to the NGC Stockholders Agreement: (i) a "Class A Group" is defined as a Group (as defined in the NGC Stockholders Agreement), that owns collectively at least 34,760,890 shares of Common Stock; (ii) a "Class B Group" is defined as a Group that owns collectively at least 23,173,926 shares of Common Stock but less than 34,760,890 shares of Common Stock; and (iii) a "Class C Group" is defined as a Group that owns collectively at least 11,586,963 shares of Common Stock but less than 23,173,926 shares of Common Stock. Currently, each of the BG Group, NOVA Group and Chevron Group is a Class A Group under the NGC Stockholders Agreement, and, therefore, entitled to designate three directors to serve on the Board of Directors based on its ownership of Common Stock. The BG Group has designated Messrs. Stephen J. Brandon, Frank J. Chapman and Paul Nicholas Woollacott as directors of the Company. The NOVA Group has designated Messrs. Jeffrey M. Lipton, Jack S. Mustoe and A. Terence Poole as directors of the Company. The Chevron Group has designated Messrs. Darald W. Callahan and Peter J. Robertson and Ms. Patricia A. Woertz as directors of the Company. The Board of Directors has designated Company officers Messrs. C.L. Watson and Thomas M. Matthews as directors and Messrs. Daniel L. Dienstbier and
J. Otis Winters as independent directors.

DIRECTORS' MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During 1997, the Company's Board of Directors held four meetings. Each director attended at least 75% of the aggregate of the total number of meetings of the NGC Board of Directors (held during the period for which he has been a director) and the total number of meetings held by all committees of the Board on which he served (during the periods that he served). The Company's Board of Directors currently has the following committees:

     EXECUTIVE COMMITTEE. The Executive Committee, which is currently comprised of Messrs. Watson, Brandon, Lipton and Robertson, met four times during 1997. The Executive Committee has been delegated the authority to approve any actions that the Board of Directors could approve, except to the extent restricted by law, the NGC Bylaws or the NGC Restated Certificate of Incorporation. Subject to the rights of the parties to the NGC Stockholders Agreement, the Executive Committee is responsible for recommending to the Board of Directors nominees for election or appointment to the Board of Directors of the Company. This committee is also responsible for maintaining an effective working relationship between the Board of Directors and management of the Company.

     AUDIT COMMITTEE. The Audit Committee, which is currently comprised of Messrs. Dienstbier and Winters, met five times during 1997. The Audit Committee is responsible for meeting with the auditors, internal auditors and senior executives of the Company to review and inquire into matters affecting the financial reporting of the Company and recommending to the Board of Directors the auditors to be recommended for appointment at the annual stockholders meeting.

     FINANCE COMMITTEE. The Finance Committee, which is currently comprised of Messrs. Bergstrom, Poole, Winters and Woollacott and Ms. Woertz, met four times during 1997. The Finance Committee is responsible for meeting with management of the Company to review the financing plans and objectives of the Company, the Company's annual Securities and Exchange Act filings and all prospectuses and other offering memoranda of the Company. John U. Clarke, Senior Vice President and Chief Financial Officer of the Company, is an ex-officio member of the Finance Committee.

     COMPENSATION AND HUMAN RESOURCES COMMITTEE. The Compensation and Human Resources Committee (the "Compensation Committee"), which is currently comprised of Messrs. Dienstbier, Chapman, Callahan, Mustoe and Matthews, met five times during 1997. The Compensation Committee reviews recommendations for the appointment of persons to senior executive positions; reviews and approves corporation compensation and benefits strategy; determines terms of employment and compensation for senior executives; and is responsible for the proper and orderly administration of the Company's retirement and savings plan (other than matters relating to the funding and investment of the plan's trust funds). This committee is also responsible for the compensation of the Board of Directors.

     OPTIONS COMMITTEE. The Options Committee, which is currently comprised of Messrs. Dienstbier and Winters, met four times during 1997. The Options Committee is responsible for recommending awards under the NGC Corporation Employee Equity Option Plan and the NGC Corporation Amended and Restated 1991 Stock Option Plan.

     RISK AND ENVIRONMENT COMMITTEE. The Risk and Environment Committee, which is currently comprised of Messrs. Dienstbier, Callahan, Chapman, Matthews and Mustoe, met two times during 1997. The Risk and Environment Committee is responsible for overseeing the Company's environmental and occupational health and safety practices. Stephen A. Furbacher, Senior Vice President of the Company and President of Warren Petroleum Company, Limited Partnership, is an ex-officio member of the Risk and Environment Committee.

COMPENSATION OF DIRECTORS

     Each non-employee director of NGC is paid an annual retainer of $22,000 plus $1,250 per board or committee meeting attended. In addition, each such director is entitled to reimbursement for his reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of the NGC Board of Directors or committees thereof. Each non-employee director also has the option to receive shares of Common Stock, in lieu of cash, in payment of their annual retainer and meeting fees pursuant to the terms of the NGC Corporation Non-Employee Director Compensation Plan. Each director of NGC, other than Messrs. Watson, Matthews and Bergstrom, is a non-employee director for purposes of such plan. The annual retainer and meeting fees payable to the BG Holding and Chevron representatives on the NGC Board of Directors are currently paid directly to BG Holding and Chevron, respectively.

     In addition to the annual retainer and board or committee fees described above, the Chairman of the Audit Committee and the Chairman of the Compensation Committee are each paid an annual retainer of $16,000, as well as a committee meeting fee of $3,000 for each meeting of the Audit Committee and Compensation Committee that they chair. Messrs. Winters and Dienstbier are currently the respective chairmen of the Audit Committee and Compensation Committee.

CERTAIN TRANSACTIONS AND OTHER MATTERS

     For a description of certain transactions with management and others, certain business relationships, indebtedness of management and compliance with
Section 16(a) of the Securities Exchange Act of Securities Exchange Act of 1934. See "-Executive Compensation - Employment Agreements," "Certain Relationships and Related Transactions," "Indebtedness of Management" and "Section 16(a) Beneficial Ownership Reporting Compliance."

                            EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding the compensation earned by the individual who serves as NGC's Chief Executive Officer and the four most highly compensated persons of NGC at the end of 1997 (the "Named Executive Officers") in combined salary and bonus earned in 1997, as well as amounts earned by or awarded to such individuals for services rendered in all capacities to NGC or Clearinghouse, as the case may be, during 1996 and 1995.

                          SUMMARY COMPENSATION TABLE

                                                                                                  LONG TERM
                                                                                                 COMPENSATION
                                                                                                    AWARDS
                                                          ANNUAL COMPENSATION                    ------------
                                     ---------------------------------------------------------      SHARES
                                     FISCAL                       CASH         OTHER ANNUAL       UNDERLYING        ALL OTHER
NAME AND POSITION                    YEAR       SALARY           BONUS        COMPENSATION/(1)/  STOCK OPTIONS     COMPENSATION/(2)/
-----------------                    ----       ------           -----        ------------       -------------     ------------
Charles L. Watson                    1997     $856,359      $  500,000/(3)/         ___             112,893          $  22,463
  Chairman of the Board              1996     $609,612      $2,518,018/(4)/         ___             456,748/(4)/     $  68,461
and Chief Executive Officer          1995     $600,600      $1,993,600/(5)/         ___                ___           $  69,620
of NGC Corporation                                          $  116,703/(6)/

Thomas M. Matthews                   1997     $600,000      $  300,000/(3)/         ___             115,793          $  16,000
  President of NGC                   1996     $ 50,000             ___              ___              59,802          $   7,500
Corporation                          1995          ___             ___              ___                 ___                ___

Stephen W. Bergstrom                 1997     $490,992      $   350,000/(3)/        ___              67,737          $  16,000
  Senior Vice President of           1996     $304,812      $   509,009/(4)/        ___             185,749/(4)/     $  37,981
NGC Corporation and                  1995     $300,312      $   483,400/(5)/        ___                 ___          $  31,763
President of Clearinghouse                                  $    76,000/(6)/

John U. Clarke                       1997     $183,178      $   100,000/(3)/        ___              55,152          $ 264,834
  Senior Vice President and          1996          ___              ___             ___                 ___                ___
Chief Financial Officer of           1995          ___              ___             ___                 ___                ___
NGC Corporation

Kenneth E. Randolph                  1997     $250,008      $   135,000/(3)/        ___              28,227          $  21,000
  Senior Vice President,             1996     $242,904      $   267,074/(5)/        ___              27,090          $  31,790
General Counsel and                  1995     $227,100      $   104,200/(5)/        ___              26,620          $  23,543
Secretary of NGC
Corporation

_________________________

(1) No Named Executive Officer received perquisites that exceeded the lesser of either $50,000 or 10% of total annual salary and bonus.

(2) During 1997, 1996, and 1995, respectively, Messrs. Watson, Matthews, Bergstrom, Clarke and Randolph, received Company contributions to their respective savings plan accounts of $16,000, $16,000, $16,000, $14,834 and $16,000, respectively; $22,500, $7,500, $22,500, $-0-, and $22,500, respectively; and $20,490, $-0-, $20,490, $-0-, and $17,760, respectively.
    During 1996 and 1995, respectively, Messrs. Watson, Bergstrom and Randolph, received excess savings plan payments of $45,961, $15,481 and $9,290, respectively; and $33,795, $11,273 and $5,783, respectively. No excess savings plan payments were received in 1997. Life insurance premiums of $6,463 and $15,335 were paid by NGC in 1997 and by Clearinghouse in 1995, on Mr. Watson's behalf. No life insurance premium was paid on Mr.

    Watson's behalf in 1996. A life insurance premium of $5,000 was paid on Mr. Randolph's behalf in 1997. Amount shown for Mr. Clarke includes a $250,000 sign-on bonus.

(3) Each of the Named Executive Officers is party to an employment agreement with the Company. Bonus awards for 1997, which were paid in 1998, were determined under the terms of the Company's Incentive Compensation Plan, subject to the minimum guaranteed bonus provisions of such employment agreements. See "-Employment Agreements." The bonus shown for 1997 for Mr. Randolph also includes a bonus amount of $35,000 that related to bonuses that were approved by the Board of Directors in 1996 to be paid in 1997 to certain employees who were involved with the Chevron Combination, provided that such employees were employed by the Company on July 1, 1997.

(4) Messrs. Watson and Bergstrom's respective employment agreements that expired in May 1997 (the "Old Employment Agreements") entitled them to certain guaranteed bonus amounts under the Company's Above Base Incentive Compensation Plan (the "ABIC Plan") based on the operating profits of the Company. Messrs. Watson and Bergstrom's bonus awards for 1996, as determined under the Old Employment Agreements and the ABIC Plan, which also expired in May 1997, were $6,927,000 and $1,716,750, respectively. Of such bonus amounts, Mr. Watson elected to receive $2,500,000 in cash and $4,427,000 in the form of 220,008 stock options with an exercise price of $2.028 per share. Mr. Bergstrom elected to receive $500,000 in cash and $1,216,750 in the form of 60,469 stock options with an exercise price of $2.028 per share. The number of stock options awarded to Messrs. Watson and Bergstrom in lieu of a portion of their December 1996 bonus awards was determined based on a fair market value of $22.15, which was equal to the average closing price of the Company's Common Stock for the month of December 1996. Bonus amounts for 1996 also include a mid-year bonus equal to 3% of the Named Executive Officer's base salary at July 1, 1996, which was also paid to all employees of NGC. Messrs. Watson and Bergstrom's July 1996 bonus amounts were $18,018 and $9,009, respectively.

(5) Bonus awards in 1996 and 1995 were based on the provisions of the ABIC Plan. Bonus amounts for 1996 also include a mid-year bonus equal to 3% of the Named Executive Officer's base salary at July 1, 1996, which was also paid to all employees of NGC. Mr. Randolph's July 1996 bonus amount was $7,074. In addition, Mr. Randolph's bonus for 1996 also includes a bonus amount of $35,000 that was paid in 1996 in connection with the Chevron Combination, as described in footnote 3 above.

(6)  Bonus awarded in 1995, paid in 1996.

STOCK OPTION GRANTS

     The following table sets forth certain information with respect to stock option grants made to the Named Executive Officers during 1997 under the NGC Corporation Employee Equity Option Plan (the "EEP") and/or the NGC Corporation Amended and Restated 1991 Stock Option Plan (the "Stock Option Plan"). No stock appreciation rights were granted during 1997.




                                            INDIVIDUAL GRANTS
                        ------------------------------------------------------------
                        NUMBER OF                                                         POTENTIAL REALIZABLE VALUE AT
                       SECURITIES       % TOTAL                  MARKET                    ASSUMED ANNUAL RATE OF STOCK
                       UNDERLYING     GRANTED TO     EXERCISE   PRICE ON                PRICE APPRECIATION FOR OPTION TERM/(2)/
                        OPTIONS      EMPLOYEES IN     PRICE      DATE OF  EXPIRATION    ---------------------------------------
NAME                    GRANTED    FISCAL 1997/(1)/  $/SHARE      GRANT      DATE         0%            5%        10%
----                   ---------   ----------------  -------    --------  ----------      --            --        ---
Charles L. Watson      112,893           4.9%        $18.00      $18.00    11/13/07        __      $1,277,960  $3,238,603

Thomas M. Matthews      40,532           1.8%        $ 5.664     $18.00    11/13/07     $500,003   $958,830    $1,662,759
                        75,261           3.3%        $18.00      $18.00    11/13/07        __      $851,955    $2,159,040

Stephen W. Bergstrom    67,737           3.0%        $18.00      $18.00    11/13/07        __      $766,783    $1,943,196

John U. Clarke          16,560           0.7%        $ 2.028     $17.125   04/14/07     $250,006   $428,353    $  701,975
                        19,776           0.9%        $17.125     $17.125   04/14/07        --      $212,984    $  539,743
                        18,816           0.8%        $18.00      $18.00    11/13/07        --      $212,997    $  539,781

Kenneth E. Randolph     28,227           1.2%        $18.00      $18.00    11/13/07        __      $319,530    $  809,758

_________________________

(1) Each of the Named Executive Officers is entitled to receive certain annual market value stock option grants during the term of their respective employment agreements. See "-Employment Agreements.".

(2) The dollar amounts under these columns represent the potential realizable value of each grant of options assuming that the market price of Common Stock appreciates in value from the date of grant at the 5% and 10% annual rates prescribed by the SEC and therefore not intended to forecast possible future appreciation, if any, of the price of Common Stock.

OPTION EXERCISES AND YEAR-END VALUE TABLE

     The following table sets forth for the Named Executive Officers, information regarding options held by them at December 31, 1997.


                                                           NUMBER OF SHARES
                                                        UNDERLYING UNEXERCISED               VALUE OF UNEXERCISED
                         SHARES                         STOCK OPTIONS OR EQUITY               IN-THE-MONEY STOCK
                       ACQUIRED ON                        OPTIONS AT 12/31/97              OPTIONS AT 12/31/97/(1)/
                       EXERCISE OF      VALUE         ----------------------------       -----------------------------
NAME                     OPTIONS      REALIZED        EXERCISABLE    UNEXERCISABLE       EXERCISABLE     UNEXERCISABLE
----                     -------      --------        -----------    -------------       -----------     -------------
Charles L. Watson          __           __             1,775,965        532,394           $26,901,445      $5,337,964

Thomas M. Matthews         __           __                 __           175,595                --          $1,404,994

Stephen W. Bergstrom       __           __                16,760        236,726           $       -0-      $2,088,326

John U. Clarke             __           __                 __            55,152                --          $  263,632

Kenneth E. Randolph        __           __                26,776         55,161           $   144,186      $   72,101

________________________________

(1) Value based on the closing price of $17.50 on the New York Stock Exchange - Composite Tape for NGC Common Stock on December 31, 1997.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon review of the copies of such forms furnished to the Company, or upon written representations that no Form 5's were required, the Company believes that all persons subject to these reporting requirements filed the required reports on a timely basis.

INDEBTEDNESS OF MANAGEMENT

     No director, executive officer, nominee for election as a director or 5% stockholder was indebted to NGC for an amount exceeding $60,000 during 1997.

EMPLOYMENT AGREEMENTS

     C.L. WATSON EMPLOYMENT AGREEMENT. NGC entered into a five-year employment agreement with C.L. Watson effective as of May 15, 1997, pursuant to which the Company agreed to employ Mr. Watson as Chairman and Chief Executive Officer of the Company. Mr. Watson's employment agreement entitles him to receive a base salary of $999,000, subject to increase as determined by the Board of Directors. Mr. Watson's employment agreement also entitles him to be a participant in the NGC Corporation Incentive Compensation Plan (the "Incentive Compensation Plan"), the NGC Corporation Deferred Compensation Plan (the "Deferred Compensation Plan"), the EEP and the Stock Option Plan. Mr. Watson is also entitled to participate in all benefit programs for senior management employees as the Board determines, which include, but are not limited to, all split dollar agreements (the "Insurance Trust Agreements") between the Company and the Watson 1996 Family Trust, the Company's Charitable Donation Plan and NGC's Alternative Benefits for Senior Executives Plan. Under the terms of his employment agreement, Mr. Watson is entitled to receive a guaranteed Incentive Compensation Plan bonus of at least $500,000 per year during the five-year term. As a participant in the Incentive Compensation Plan, he also has the annual opportunity to earn up to 200% of his base salary, dependent upon certain corporate financial and individual performance objectives. At his election, Mr. Watson may also direct that all or part of his incentive compensation be allocated by the Company to, or expended directly for, charitable contributions of his selection and/or payments of insurance premiums pursuant to the Insurance Trust Agreements. Mr. Watson may also elect, to the extent any incentive compensation in excess of the minimum guaranteed amount of $500,000 is payable under the Incentive Compensation Plan in any year, to receive stock options of equal value in lieu of a cash payment. "Equal value" for such purpose, is determined by an independent consultant selected by the Board of Directors.
Mr. Watson's employment agreement also provides that each year during the term of his agreement, he is to receive market value stock option grants under the Stock Option Plan with a five-year projected value of $1,500,000 (assuming a 15% annual growth rate in the price of

NGC's Common Stock). Accordingly, Mr. Watson received options to purchase 112,893 shares of Common Stock with an exercise price of $18.00 per share on November 13, 1997. See "-Stock Option Grants." If Mr. Watson completes the term of his employment agreement or if Mr. Watson does not complete the term due to a "constructive termination" (as defined in his employment agreement), he will be fully vested with regard to all stock options previously granted to him (irrespective of the date of grant of such stock options and irrespective of the vesting schedule otherwise applicable to such stock options). Mr. Watson's employment agreement also provides that in the event of his separation from employment for any reason, that he will be fully vested with regard to all stock options previously granted to him in lieu of incentive compensation payable in cash, to which he was otherwise entitled under the Incentive Compensation Plan. If Mr. Watson is terminated without cause prior to May 14, 2002, he is entitled to receive 2.99 times the average of his annual base salary and Incentive Compensation Plan bonus over the three calendar years preceding the calendar year in which he is terminated. On May 15, 2000, Mr. Watson may elect to serve only as Chairman of the Company, in which event his duties will be correspondingly adjusted as mutually agreed by him and the Board of Directors. Should he elect to serve only as Chairman, he will be entitled to receive his then current base salary and only the $500,000 minimum guaranteed bonus amount under the Incentive Compensation Plan, except as otherwise determined by the Board. The employment agreement contains non-compete provisions in the event of Mr. Watson's termination of employment.

     THOMAS M. MATTHEWS EMPLOYMENT AGREEMENT. NGC entered into a five-year employment agreement with Thomas M. Matthews effective as of December 1, 1996, pursuant to which NGC agreed to employ Mr. Matthews as President of NGC. Mr. Matthews's employment agreement entitles him to receive a base salary of $600,000, subject to increase as determined by the Board of Directors. Mr. Matthews is also entitled to receive a guaranteed bonus of $300,000 per annum during the five-year primary term of his employment agreement, and, as a participant in the Incentive Compensation Plan, the annual opportunity to earn up to 200% of his base salary, dependent upon certain corporate financial and individual performance objectives. Mr. Matthews is entitled to participate in the Incentive Compensation Plan, the Deferred Compensation Plan, the Alternative Benefits for Senior Executives Plan, the EEP and the Stock Option Plan. If Mr. Matthews is terminated due to "constructive termination" (as defined in his employment agreement), or for any other reason other than his voluntary resignation or discharge for cause prior to December 1, 2001, he is entitled to receive his base salary and guaranteed bonus for the remainder of the primary term or two years from the date of termination, whichever is later, and any employee stock options granted to him during the term of his employment agreement shall become vested as of the date of such termination, but only up to the percentage that would have been vested as of the end of the term of his agreement. Mr. Matthews's employment agreement also provided for an initial grant of discounted stock options under the EEP with an immediate in-the-money value of $1,000,000. Mr. Matthews received options to purchase 59,802 shares of Common Stock with an exercise price of $2.028 per share on December 1, 1996. In addition, Mr. Matthews's employment agreement provides that he is to receive market value stock option grants under the Stock Option Plan during each year of his employment agreement with a five-year projected value of $1,000,000 (assuming a 15% annual growth rate in the price of NGC's Common Stock). Accordingly, Mr. Matthews received options to purchase 75,261 shares of Common Stock with an exercise price of $18.00 per share on November 13, 1997. See "-Stock Option Grants." The employment agreement contains non-compete provisions in the event of Mr. Matthews's termination of employment.

     STEPHEN W. BERGSTROM EMPLOYMENT AGREEMENT. NGC entered into a three-year employment agreement with Stephen W. Bergstrom effective as of May 15, 1997, pursuant to which the Company agreed to employ Mr. Bergstrom as Senior Vice President of the Company and President and Chief Operating Officer of Clearinghouse. Mr. Bergstrom's employment agreement entitles him to receive a base salary of $600,000, subject to increase as determined by the Board of Directors. Mr. Bergstrom's employment agreement also entitles him to be a participant in the Incentive Compensation Plan, the Deferred Compensation Plan, the EEP and the Stock Option Plan. Mr. Bergstrom is also entitled to participate in all benefit programs for senior management employees as the Board determines, which include, but are not limited to, all split dollar agreements between the Company and Mr. Bergstrom (or any irrevocable trust created by Mr. Bergstrom), the Company's Charitable Donation Plan and NGC's Alternative Benefits for Senior Executives Plan. Under the terms of his employment agreement, Mr. Bergstrom is entitled to receive a guaranteed Incentive Compensation Plan bonus of at least $350,000 per year during the three-year term. As a participant in the Incentive Compensation Plan, he also has the annual opportunity to earn up to 200% of his base salary, dependent upon certain corporate financial and individual performance objectives. Mr. Bergstrom may also elect to receive, in lieu of his minimum guaranteed bonus amount, stock options of equal value in lieu of a cash payment. "Equal value" for such purpose, is determined by an independent consultant selected by the Board of Directors. Mr. Bergstrom's employment agreement also provides that each year during the term of his agreement, he is to receive market value stock option grants under the Stock Option Plan with a five-year projected value of $900,000 (assuming a 15% annual growth rate in the price of NGC's Common Stock). Accordingly, Mr. Bergstrom received options to purchase 67,737 shares of Common Stock with an exercise price of $18.00 per share on November 13, 1997. See "-Stock Option Grants." If Mr. Bergstrom completes the term of his employment agreement or if Mr. Bergstrom does not complete the term due to a "constructive termination" (as defined in his employment agreement), he will be fully vested with regard to all stock options previously granted to him (irrespective of the date of grant of such stock options and irrespective of the vesting schedule otherwise applicable to such stock options). Mr. Bergstrom's employment agreement also provides that in the event of his separation from employment for any reason, that he will be fully vested with regard to all stock options previously granted to him in lieu of incentive compensation payable in cash, to which he was otherwise entitled under the Incentive Compensation Plan. If Mr. Bergstrom is terminated without cause prior to May 14, 2000, he is entitled to receive 2.99 times the average of his annual base salary and Incentive Compensation Plan bonus over the three calendar years preceding the calendar year in which he is terminated. The employment agreement contains non-compete provisions in the event of Mr. Bergstrom's termination of employment.

     JOHN U. CLARKE EMPLOYMENT AGREEMENT. NGC entered into a five-year employment agreement with John U. Clarke effective April 22, 1997, pursuant to which NGC agreed to employ Mr. Clarke as Senior Vice President and Chief Financial Officer. Mr. Clarke's employment agreement entitles him to receive a base salary of $250,000, subject to increase as determined by the Board of Directors. Mr. Clarke is also entitled to receive a guaranteed bonus of $100,000 per annum during the term of his employment agreement. As a participant in the Incentive Compensation Plan, Mr. Clarke also has the annual opportunity to earn additional bonus amounts dependent upon certain corporate financial and individual performance objectives. In addition, Mr. Clarke is entitled to participate in the Deferred Compensation Plan, Alternative Benefits for Senior Executives Plan, the EEP and the Stock Option Plan. If Mr. Clarke completes the term of his employment agreement or if he is terminated due to "constructive termination" (as defined in his employment agreement) or for any other reason other than his voluntary resignation or discharge for cause prior to April 22, 2002, he is entitled to receive a cash payment within thirty days of either such event of $5,000,000 less any compensation received prior to termination and less the value of any already exercised or vested options exercisable, provided that such payment shall not be greater than 2.99 times the sum of his base salary plus guaranteed annual bonus at the time of termination, if such payment results from his constructive termination. In addition, any employee stock options granted to him during the term of his employment agreement shall become vested as of the date of such termination, and shall be exercisable for a period of one year thereafter. Mr. Clarke's employment agreement also provided for a cash sign-on bonus of $250,000 and an initial grant of discounted stock options under the EEP with an immediate in-the-money value of $250,000. Mr. Clarke received options to purchase 16,560 shares of Common Stock with an exercise price of $2.028 per share on April 14, 1997. In addition, Mr. Clarke's employment agreement provides that he is to receive market value stock option grants under the Stock Option Plan during each year of his employment agreement with a five-year projected value of $250,000 (assuming a 15% annual growth rate in the price of NGC's Common Stock). Accordingly, Mr. Clarke received options to purchase 18,816 shares of Common Stock with an exercise price of $18.00 per share on November 13, 1997. See "-Stock Option Grants." The employment agreement contains non-compete provisions in the event of Mr. Clarke's termination of employment.

     KENNETH E. RANDOLPH EMPLOYMENT AGREEMENT. NGC entered into a three-year employment agreement with Kenneth E. Randolph effective January 1, 1997, pursuant to which NGC agreed to employ Mr. Randolph as Senior Vice President and General Counsel. Mr. Randolph's employment agreement entitles him to receive a base salary of $250,000, subject to increase as determined by the Board of Directors. Mr. Randolph is also entitled to receive a guaranteed bonus of $100,000 per annum during the term of his employment agreement. As a participant in the Incentive Compensation Plan, Mr. Randolph also has the annual opportunity to earn additional bonus amounts dependent upon certain corporate financial and individual performance objectives. In addition, Mr. Randolph is entitled to participate in the Deferred Compensation Plan, the Alternative Benefits for Senior Executives Plan, the EEP and the Stock Option Plan. If Mr. Randolph is terminated due to "constructive termination" (as defined in his employment agreement) or for any other reason other than his voluntary resignation or discharge for cause prior to January 1, 2000, (i) he is entitled to receive his base salary and guaranteed bonus for the remainder of the primary term, or two years from the date of termination, whichever is later, and (ii) any employee stock options granted to him during the term of his employment agreement shall become vested as of the date of such termination, but only up to the percentage that would have been vested as of the end of the term of his agreement. In addition, Mr. Randolph's employment agreement provides that he is to receive market value stock option grants under the Stock Option Plan during each year of his employment agreement with a five-year projected value of $375,000 (assuming a 15% annual growth rate in the price of NGC's Common Stock). Accordingly, Mr. Randolph received options to purchase 28,227 shares of Common Stock with an exercise price of $18.00 per share on November 13, 1997. See "-Stock Option Grants." The employment agreement contains non-compete provisions in the event of Mr. Randolph's termination of employment.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Caldwell Nyberg Interests, Inc. ("CNI") assisted Cushman & Wakefield, Inc. ("Cushman & Wakefield") as a cooperating broker in securing the Company's office headquarters lease. In 1997, CNI was paid a participating brokerage fee by Cushman & Wakefield in the amount of $354,926. C.L. Watson, Chairman of the Board and Chief Executive Officer of the Company, owns a 50% passive investment interest in CNI.

     COMPENSATION COMMITTEE/OPTIONS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. The Compensation Committee and the Options Committee of the NGC Board of Directors made decisions regarding compensation for executive officers in 1997. The base compensation, bonus amounts and certain stock option grants for 1997 for each of Messrs. Watson, Matthews, Bergstrom, Clarke and Randolph were established pursuant to the terms of their respective employment agreements. See "-Employment Agreements."

     At certain times during 1997, the NGC Compensation Committee was comprised of five of the following directors: Messrs. Brandon, Callahan, Dienstbier, Lipton, Jespersen, Matthews and Winters. In August 1997, the Compensation Committee was reconstituted, at which time Messrs. Lipton and Winters were removed and replaced by Messrs. Jespersen and Matthews. Thus, at December 31, 1997, the Compensation Committee consisted of Messrs. Dienstbier, Brandon, Callahan, Jespersen and Matthews. The Options Committee is comprised of Messrs. Dienstbier and Winters. Messrs. Brandon, Callahan, Dienstbier, Lipton, Jespersen and Winters have never been officers or employees of the Company. Mr. Matthews, who became a member of the Compensation Committee in August 1997, is President of the Company. Mr. Brandon serves as Executive Director of BG plc. Mr. Callahan serves as Senior Vice President of Chevron Chemical Company. As of December 31, 1997, Mr. Jespersen served as Senior Vice President of NOVA and as President of NOVA Gas International Ltd. During his tenure on the Compensation Committee, Mr. Lipton served as President of NOVA. Affiliates of each of NOVA, BG plc and Chevron are the three largest stockholders of NGC. NGC has engaged in various transactions with NOVA, BG plc and Chevron, and their respective affiliates, as described below.

     BUSINESS RELATIONSHIPS WITH NOVA; NOVA'S OTHER GAS SERVICE BUSINESSES. Various business relationships between NOVA and NGC, together with NOVA's operations as a major natural gas services company, may present conflicts of interest as NOVA and NGC each pursue business opportunities.

     NCL JOINT VENTURE. In February 1994, Clearinghouse, through its wholly-owned subsidiary, NGC Canada Inc. ("NGC Canada"), and NOVA Gas International Ltd. ("NOVA Gas

Ltd.") formed Novagas Clearinghouse Ltd. ("NCL") to market, exchange, gather, process, purchase, sell, transport and store natural gas and natural gas liquids ("NGLs") in Canada. During 1997, the Company restructured the ownership of NCL. Effective March 31, 1997, NGC assumed full control of NCL's gas and gas liquids marketing business and NOVA assumed full ownership of NCL's gathering and processing and pool aggregation businesses. As a result of this restructuring, NGC is currently pursuing its Canadian energy marketing and midstream asset business through NGC Canada.

     OTHER NOVA BUSINESSES. NOVA, through its subsidiaries, joint ventures and other affiliates, is a major international gas services company that engages in the transmission, gathering, processing, storage and marketing of natural gas, together with related activities. NOVA's natural gas transportation operations currently include its 13,800 mile Alberta pipeline system, which collects and transports gas for use in Alberta and for delivery to connecting pipeline systems for export to eastern Canada and the United States. In 1997, this system transported 4.5 trillion cubic feet of natural gas. NOVA also owns 50% of the Foothills Pipeline System, which transported 935 billion cubic feet of Western Canadian natural gas to major markets in the United States during 1997. NOVA also produces and markets various petrochemicals in Canada and the United States. NOVA purchases large amounts of petroleum products, natural gas and NGLs as fuel or feedstock for its petrochemical operations. Further, NOVA engages in NGL extraction, transportation, storage, and marketing and related activities.

     These operations and NOVA's pursuit of additional gas services opportunities overlap with the Company's operations and strategy. There are no contractual limits on NOVA's ability to compete with the Company. Under the terms of the NGC Stockholders Agreement, BG Holding, NOVA Gas and Chevron agreed that each of them may have interests in other business ventures that are or may be competitive with the activities of NGC and that, to the fullest extent permitted by law, nothing in the NGC Stockholders Agreement will limit the current or future business activities of the parties thereto or their affiliates, whether or not such activities are competitive with those of NGC. Accordingly, conflicts of interest may arise between NOVA and NGC as they each pursue natural gas services business opportunities. These conflicts may be resolved in favor of NOVA.

     On January 26, 1998, NOVA and TransCanada Pipeline Limited announced an agreement to merge the companies. The merger will create the fourth largest energy services company in North America. Immediately following the merger, NOVA Chemicals will be split off as a separate public company. The NGC Common Stock owned by NOVA has been, and following the split will continue to be, held by an indirect wholly owned subsidiary of NOVA Chemicals. The merger and split are currently anticipated to occur in the second quarter of 1998.

     BUSINESS RELATIONSHIPS WITH BG PLC AND CENTRICA PLC; OTHER BG PLC AND CENTRICA PLC GAS SERVICES BUSINESSES. In February 1997, British Gas plc ("British Gas") completed a demerger transaction, which created two separate publicly traded companies: BG plc ("BG plc") and Centrica plc ("Centrica"). BG plc is the parent corporation of BG Holding, which is the record-holder of NGC Common Stock. Centrica owns British Gas's former interests in the Accord Energy Limited ("Accord") joint venture with NGC. Various business relationships between BG, Centrica and the Company, together with BG's and Centrica's operations as major natural gas service companies, may present conflicts of interest as BG, Centrica and NGC each separately pursues business opportunities.

     ACCORD JOINT VENTURE. Effective May 2, 1997, Centrica and the Company completed the restructuring of Accord in which certain common stock interests in Accord were converted to participating preferred stock interests. Centrica and the Company currently own 75% and 25%, respectively, of the participating preferred stock of Accord. The participating preferred stock has (a) the right to receive cumulative dividends on a priority to other corporate distributions by Accord, and (b) limited voting rights. In addition, Centrica has the option to purchase the Company's participating preferred stock at any time after July 1, 2000, and the Company has the right to acquire Centrica's participating preferred stock during the period January 1, 2001 through March 1, 2001, at a formula based price.

     OTHER BG PLC, CENTRICA PLC BUSINESSES. BG plc, through its subsidiaries and affiliates, is a major international gas services company that engages in energy-related activities, including the transmission, gathering, processing, storing and marketing of natural gas and related activities. Centrica markets gas in the United Kingdom. These operations and BG plc's and Centrica's pursuit of additional opportunities overlap with the Company's operations and strategy. There are no contractual limits on BG plc's or Centrica's ability to compete with the Company. Under the terms of the NGC Stockholders Agreement, BG Holding, NOVA Gas and Chevron agreed that each of them may have interests in other business ventures that may be competitive with the activities of NGC and that, to the fullest extent permitted by law, nothing in the NGC Stockholders Agreement shall limit the current or future business activities of the parties thereto or their affiliation, whether or not such activities are competitive with those of NGC. Accordingly, conflicts of interest may arise between BG plc, Centrica and NGC as they each pursue business opportunities. These conflicts may be resolved in favor of BG plc or Centrica.

     BUSINESS RELATIONSHIPS WITH CHEVRON; CHEVRON'S OTHER BUSINESSES. Various business relationships between Chevron and NGC, together with Chevron's operations as a major vertically integrated energy company, may present conflicts of interest as Chevron and NGC each pursue business opportunities.

     ANCILLARY AGREEMENTS AND STRATEGIC ALLIANCES CONTEMPLATED BY THE COMBINATION. In connection with the Chevron Combination, NGC and Chevron, or affiliates thereof, entered into certain supply, sales and service agreements pursuant to which, among other things, NGC has (i) the obligation to purchase and the right to market substantially all natural gas and natural gas liquids produced or controlled by Chevron in the United States (except Alaska) and to supply natural gas and natural gas liquids feedstock to Chevron refineries and Chevron Chemical plants in the United States, (ii) the right to participate in existing and future opportunities to provide electricity to United States facilities of Chevron and Chevron Chemical, as well as to purchase or market excess electricity generated by such facilities, and (iii) the right to process substantially all of Chevron's processable natural gas in those geographic areas where it is economically feasible for NGC to provide such service. During 1997, NGC purchased $2.2 billion of natural gas, natural gas liquids and crude oil produced or controlled by Chevron, and sold $744 million of natural gas, natural gas liquids and crude oil to Chevron refineries and Chevron Chemical plants in the United States.

     In December 1996, NGC, through its wholly-owned subsidiary, Warren Petroleum Company, Limited Partnership ("Warren"), entered into a partnership agreement with Chevron and an affiliate of Chevron, to own, operate and expand a gas processing, fractionation and gas gathering system situated near Venice, Louisiana. In 1997, the partnership was reorganized as a limited liability company, Venice Energy Services Company, L.L.C. ("VESCO") and an affiliate of Shell Corporation was admitted as an additional member in exchange for its commitment of certain off-shore reserves to VESCO. The transaction reduced NGC's interest in VESCO from 37% to approximately 32% at December 31, 1997. The VESCO members have entered into a definitive agreement with Koch Energy Services Company ("Koch") pursuant to which Koch will contribute a cryogenic gas processing unit to VESCO in exchange for an approximate 10% interest in the limited liability company. The transaction, which is expected to close in the second quarter of 1998, will reduce NGC's interest in VESCO to approximately 23%. NGC operates the facility and has commercial responsibility for product distribution and sales.

     In October 1997, NGC Canada entered into a midstream asset business arrangement with Chevron Canada Resources ("CCR") involving CCR's gathering, processing and fractionation assets located in the Western Canadian Sedimentary Basin. Pursuant to the arrangement, NGC Canada will invest capital to attract third-party business opportunities associated with CCR's midstream assets.

     OTHER CHEVRON BUSINESS. Chevron Corporation, the parent company of Chevron, is a major vertically integrated oil and gas company, and is the sixth largest oil and gas company (by revenues) in the world. Chevron Corporation, through its subsidiaries, affiliates and joint ventures, is involved in exploration and production of oil and gas, gas gathering, gas and NGL transportation and storage, refining and distribution (wholesale and retail).

     Accordingly, Chevron's Corporation's present operation and its pursuit of additional gas services opportunities overlap with NGC's operations and strategy. There are no contractual limits on Chevron Corporation's ability to compete with NGC. Under the terms of the NGC Stockholders Agreement, BG Holding, NOVA Gas and Chevron agreed that each of them may have interests in other business ventures that are or may be competitive with the activities of NGC and that, to the fullest extent permitted by law, nothing in the NGC Stockholders Agreement shall limit the current or future business activities of the parties thereto or their affiliates, whether or not such activities are competitive with those of NGC. Accordingly, conflicts of interest may arise between Chevron Corporation, and its affiliates, and NGC as they each pursue natural gas services business opportunities. These conflicts may be resolved in favor of Chevron Corporation.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     NGC's executive compensation program was designed to help NGC attract, motivate and retain the executive resources that NGC needs in order to maximize its return to stockholders. NGC attempts to provide its executives with a total compensation package that at expected levels of performance is competitive with those provided to executives who hold comparable positions or have similar qualifications in other organizations of NGC's size. To meet this overall objective, NGC's executive compensation program was structured and implemented by the Compensation Committee to provide competitive compensation opportunities and various incentive award payments based on Company and personal performance. The fundamental philosophy is to relate the amount of compensation "at risk" for an executive directly to his or her contributions to the Company's success in achieving superior performance objectives.

     During 1997, NGC's executive compensation program consisted of three main components: (1) base salary; (2) potential for an annual bonus based on overall Company performance as well as individual performance; and (3) the opportunity to earn stock-based incentives, which were intended to encourage the achievement of superior results over time and to align executive officer and shareholder interests. The second and third elements constitute the "at risk" portion of the compensation program. Mr. Watson's employment agreement contains a provision for incentive compensation payments through Mr. Watson's participation in the Company's Incentive Compensation Plan of up to 200% of his base salary (currently $999,000), subject to a minimum guaranteed bonus of $500,000. Under the terms of the Incentive Compensation Plan, 75% of Mr. Watson's potential bonus award is based on corporate financial performance objectives. Mr. Watson's employment agreement also provides that each year during the term of his agreement, he is to receive market value stock option grants under the Stock Option Plan with a five-year projected value of $1,500,000 (assuming a 15% annual growth rate in the price of NGC's Common Stock). Accordingly, a significant portion of Mr. Watson's annual bonus opportunity as well as Mr. Watson's opportunity to realize compensation from stock-based incentives is "at risk."

     BASE SALARY. The amount of each NGC executive officer's base salary was a function of such executive officer's position and individual experience and performance. Each executive officer's individual performance was measured against expectations related to such executive officer's attainment of predetermined goals. With respect to base salary, the Compensation Committee's philosophy was to link merit increases to achievement of the Company's business goals and to measure such merit increases against that of a broad group of energy industry companies of similar size.

     Each year the Compensation Committee meets to review and discuss industry survey data regarding general merit increases in order to determine base salary increases for the Company's executive officers. In order to determine merit increases in 1997, the Compensation Committee used national data for executives and exempt personnel. For fiscal year 1997 the Compensation Committee approved merit increases of 3% of base pay for all employees, including the Company's executive officers.

     BONUS PAYMENTS. During 1997, the Company's mechanism for awarding annual bonuses to its executive officers was the Incentive Compensation Plan. The Incentive Compensation Plan is used to provide incentive payments to all non-union employees of the Company other than those who are participants in the NGC Corporation Commercial Incentive Plan. The NGC Corporation Commercial Incentive Plan is limited to non-officer employees who are involved directly in trading and day-to-day commercial activities.

     The basis for the payment of annual bonuses under the Incentive Compensation Plan is a combination of attaining certain corporate financial objectives recommended by the Chief Executive Officer and approved by the Compensation Committee (i.e., net income, cash-flow, return on equity, etc.) and personal objectives. The Company's executive officers' annual bonus potential is based 75% on achieving corporate financial objectives and 25% on achieving personal objectives. Non-officer employees of the Company may have a different ratio between corporate and individual objectives depending on the nature of their responsibilities.

     The amount of money available for annual bonus payments depends on the financial performance of the Company. That is, each of the Company's financial objectives is described in terms of "threshold, target and maximum." If the annual budget is achieved for a certain objective, the "target" level for bonus purposes is considered to have been achieved. Threshold is a certain percentage of target (i.e., budget) and maximum is a certain percentage over target (i.e., over-budget). This approach is used to assess each of the financial objectives to determine the amount of the available "bonus pool."

     Under the Incentive Compensation Plan, the executive officers of the Company have the opportunity to earn from 30% to 50% of their base salary if corporate results are achieved at the plan's threshold level, from 60% to 100% at target levels and from 120% to 200% at maximum levels.

     In 1997, corporate financial performance objectives were not achieved and therefore the Incentive Compensation Plan was not funded. Individual bonuses were paid to executive officers only at the minimum guaranteed levels that were specified in their respective employment agreements. After considering competitive employment conditions, the Compensation Committee authorized the payment of bonuses to other employees who were participants in the Incentive Compensation Plan at reduced levels considering only the individual performance objectives portion of each employee's bonus potential.

     STOCK OPTION GRANTS. The Company has the EEP and the Stock Option Plan for certain key employees, including executive officers. The purpose of these plans is to assist in securing and retaining employees of ability by making it possible to offer them an incentive, in the form of a proprietary interest in the Company, to join or continue in the service of the Company, and to increase their efforts on the Company's behalf. Levels for stock option grants are established based on an employee's position and performance. During 1997, the Options Committee was responsible for recommending stock option awards. Stock option grants were awarded to all executive officers of the Company during 1997. The majority of such grants were made pursuant to provisions of the executive officers' respective employment agreements.

     COMPENSATION OF CHIEF EXECUTIVE OFFICER; EMPLOYMENT AGREEMENT. Mr. Watson entered into an employment agreement with the Company effective May 15, 1997, which provides Mr. Watson an initial annual base salary of $999,000, subject to increase. Under the terms of his employment agreement, Mr. Watson's base salary is increased at such times and in such amounts, if any, as may be determined by the Board of Directors.

     In addition to his base salary, Mr. Watson's employment agreement also provides for incentive compensation payments through Mr. Watson's participation in the Company's Incentive Compensation Plan. Such payments are based on individual performance and the profitability of the Company. Mr. Watson has the opportunity to earn up to 200% of his base salary under the terms of the Incentive Compensation Plan. In February 1998, Mr. Watson received a bonus of $500,000, which was determined in accordance with the guaranteed minimum bonus provision of Mr. Watson's employment agreement. Under the terms of his employment agreement, Mr. Watson is also entitled to receive, at a minimum each year during the term of his agreement, market value stock option grants under the Stock Option Plan with a five-year projected value of $1,500,000 (assuming a 15% annual growth rate in the price of NGC's Common Stock). In November 1997, Mr. Watson received a grant of 112,893 options with an exercise price of $18.00 per share, which was the contractual minimum award under his employment agreement.

     COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M). Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for certain compensation over $1,000,000 paid to the Company's Chief Executive Officer and four other most highly compensated executive officers, as reported in this Proxy Statement. Excluded from the limitation is compensation that is "performance based." For compensation to be performance based, it must meet certain criteria, including being based on predetermined objective standards approved by shareholders. In general, the Company believes that compensation relating to options granted under its market value Stock Option Plan should be excluded from the $1,000,000 limitation. Compensation relating to the Company's Incentive Compensation Plan and the Commercial Incentive Plan do not currently qualify for exclusion from limitation, given the discretion that is provided to the Compensation Committee under such plans in determining the actual amount of such awards. The Committee believes that maintaining the discretion to evaluate the performance of the Company's management is an important part of its responsibilities and inures to the benefit of the Company's shareholders. The Committee, however, will continue to take into account the potential application of Section 162(m) with respect to incentive compensation awards and other compensation decisions made by it in the future.

     All amounts paid or accrued during fiscal year 1997 under the above-described plans and programs are included in the preceding tables. Except for Mr. Matthews, who was appointed to the Compensation Committee in August 1997, no member of the NGC Compensation Committee was an officer or employee of NGC, or any of its subsidiaries during 1997.

          COMPENSATION AND HUMAN RESOURCES COMMITTEE /1/

            Daniel L. Dienstbier, Chairman
            Stephen J. Brandon
            Darald W. Callahan
            C. Kent Jespersen
            Thomas M. Matthews
            Jeffrey M. Lipton
            J. Otis Winters

          OPTIONS COMMITTEE

            Daniel L. Dienstbier, Chairman
            J. Otis Winters

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     The performance graph shown on the following page was prepared by Standard & Poors Compustat, a division of McGraw-Hill, Inc., using data from the Standard & Poors Compustat Database for use in this Proxy Statement. /2/ As required by applicable rules of the SEC, the graph was prepared based upon the following assumptions:


          1. One hundred dollars was invested in Common Stock, the S&P 500 and the Peer Group (as defined below) on November 10, 1993.

          2. The returns of each component company in the Peer Group are weighed based on the market capitalization of such company at the beginning of the measurement period.

          3.   Dividends are reinvested on the ex-dividend dates.

___________________
/1/ Messrs. Lipton and Winters were replaced as members of the Compensation Committee in August 1997 by Messrs. Jespersen and Matthews, respectively.

/2/ The Company was formed through a strategic business combination (the "Trident Combination"), consummated on March 14, 1995 between Clearinghouse and Trident NGL Holding, Inc. ("Trident"), under which Trident was renamed NGC Corporation. The performance graph reflects Trident's stockholder return performance for the period commencing November 10, 1993, the date of Trident's initial public offering and sale of common stock, and ending March 14, 1995, the closing date of the Trident Combination, and the Company's stockholder return performance for the period commencing March 14, 1995 through December 31, 1997.

     The companies that comprise the Company's Peer Group for fiscal year-ended December 31, 1997 (the "New Peer Group") are Aquila Gas Pipeline Corporation, Enron Corp., KN Energy Inc., Mitchell Energy & Development Corporation and Western Gas Resources Inc. The Company's previous peer group (the "Old Peer Group") also included Tejas Gas Corporation ("Tejas") and Delhi Gas Pipeline (USX-Delhi Group) ("Delhi"). Both Tejas and Delhi were acquired during 1997, and as a result, their common stock is no longer traded.

                           TOTAL SHAREHOLDER RETURNS

                             [GRAPH APPEARS HERE]

                                 YEARS ENDING

                          [GRAPH LEGEND APPEARS HERE]



                           TOTAL SHAREHOLDER RETURNS
                           -------------------------
                            (DIVIDENDS REINVESTED)


                                            ANNUAL RETURN PERCENTAGE
                                                   YEARS ENDING

COMPANY NAME/INDEX                DEC. 93  DEC. 94  DEC. 95  DEC. 96  DEC. 97
-----------------------------------------------------------------------------

NGC Corporation                    -9.62   -10.18   -15.02   162.79   -24.52
S&P 500 Index                       1.26     1.32    37.58    22.96    33.36
New Peer Group                     -6.99    -0.59    24.15    18.01     5.28
Old Peer Group                     -5.20   -23.28    18.61    32.97    24.26

                                                 INDEX RETURNS
                                                 YEARS ENDING
                         BASE
                        PERIOD
COMPANY NAME/INDEX    10-NOV-93   DEC. 93  DEC. 94  DEC. 95  DEC. 96  DEC. 97
-----------------------------------------------------------------------------
NGC Corporation          100       90.38    81.18    68.98   181.28   136.83
S&P 500 Index            100      101.26   102.60   141.15   173.56   231.47
New Peer Group           100       93.01    92.46   114.80   135.47   142.60
Old Peer Group           100       94.80    72.73    86.26   114.70   142.53

                                  PROPOSAL 2
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed the firm of Arthur Andersen, LLP as independent auditors of the Company for the fiscal year ending December 31, 1998, and recommends ratification by the stockholders of such appointment. Such ratification requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law, an abstention would have the same legal effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority has been achieved. The persons named in the accompanying proxy intend to vote for ratification of such appointment unless instructed otherwise on the proxy.

     In the event the appointment is not ratified, the Board of Directors will consider the appointment of other independent auditors. The Board of Directors may terminate the appointment of Arthur Andersen, LLP as the Company's independent auditors without the approval of the stockholders of the Company whenever the Board of Directors deems such termination necessary or appropriate. A representative of Arthur Andersen, LLP is expected to attend the Annual Meeting and will have the opportunity to make a statement, if such representative desires to do so, and will be available to respond to appropriate questions.

     The Board of Directors recommends that stockholders for "FOR" ratification of the appointment of Arthur Andersen, LLP as independent auditors.

                             STOCKHOLDER PROPOSALS

     Any stockholder who wishes to submit a proposal for inclusion in the proxy material and for presentation at the Company's 1999 Annual Meeting of Stockholders must forward such proposal to the Secretary of the Company at the address indicated on the first page of this Proxy Statement so that the Secretary receives it no later than November 30, 1998.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons named in the proxy.

                                    BY ORDER OF THE BOARD OF DIRECTORS,


                                    Kenneth E. Randolph
                                    Secretary
MARCH 30, 1998

--------------------------------------------------------------------------------

                                                                           PROXY


                                NGC CORPORATION
                          1000 LOUISIANA, SUITE 5800
                               HOUSTON, TX 77002

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NGC CORPORATION

     The undersigned hereby appoints C.L. Watson, Thomas M. Matthews and Kenneth
E. Randolph, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of NGC Corporation held of record by the undersigned on March 25, 1998 at the Annual Meeting of Stockholders to be held at the Hyatt Regency Hotel, Imperial Ballroom, 1200 Louisiana, Houston, Texas, 77002 at 10:00 A.M. on Friday, May 22, 1998, or any adjournment thereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. THE INDIVIDUALS NAMED ABOVE ARE AUTHORIZED TO VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

                          (CONTINUED ON REVERSE SIDE)

 ................................................................................
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
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.                                                     Please Mark  [X]
                                                                                                                    your vote as
                                                                                                                    indicated in
                                                                                                                    the example

1. ELECTION OF DIRECTORS                                      C.L. Watson, Thomas M. Matthews, Stephen J. Brandon, Frank J. Chapman,
                                                              Paul Nicholas Woollacatt, Jeffrey M. Lipton, Jack S. Mustoe,
                                                              A. Terence Poole, Darald W. Callahan, Peter J. Robertson, Patricia A.
                                                              Woertz, Daniel L. Dienstbler, J. Otis Winters.
        FOR all nominees                 WITHHOLD
      listed to the right                AUTHORITY            (INSTRUCTION: To withhold authority to vote for any individual
   (except as marked to the      to vote for all nominees      nominee, strike a line through the nominee's name in the list above.)
          contrary)                listed to the right
             [_]                            [_]

2. Proposal to ratify the appointment of Arthur Andersen LLP as independent       3. In their discretion, the proxies are authorized
   auditors for the Company for the fiscal year ending December 31, 1998.            to vote upon such other business as may
                                                                                     properly come before the meeting or any
                                                                                     adjournment thereof.
                   FOR      AGAINST      ABSTAIN
                   [_]        [_]          [_]                                                 CHECK IF YOU PLAN TO ATTEND  [_]
                                                                                               THE ANNUAL MEETING

                                                                          _____   Please sign exactly as name appears hereon. When
                                                                              |   shares are held by joint tenants, both should
                                                                              |   sign. When signing as attorney, trustee or
                                                                                  guardian, please give full title as such. If a
                                                                                  corporation, please sign full corporate name by
                                                                                  president or other authorized officer. If a
                                                                                  partnership, please sign in partnership name by
                                                                                  authorized person.

                                                                                  Dated:______________________________________, 1998

                                                                                  __________________________________________________
                                                                                               (SIGNATURE OF SHAREHOLDER)

                                                                                  __________________________________________________
                                                                                               (SIGNATURE OF SHAREHOLDER)
 ....................................................................................................................................
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